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                                                                    EXHIBIT 2.12

                     AGREEMENT CONCERNING EMPLOYMENT RIGHTS

         THIS AGREEMENT (this "Agreement"), is made and entered into, to be effective this 27th day of January, 2000, by and between: J. Paul Withrow, an individual, hereinafter referred to as "Executive", and Synagro Technologies, Inc, a Delaware Corporation, hereinafter referred to as "Synagro" or the "Company."

                                 R E C I T A L S

         WHEREAS, Synagro desires to raise capital to continue its business plan including the acquisition of biosolids treatment, processing, disposal and beneficial reuse companies;

         WHEREAS, GTCR Capital Partners, L.P., a Delaware limited partnership ("Capital Partners"), the Company and certain subsidiaries of the Company are entering into a Senior Subordinated Loan Agreement on the date hereof (the "Loan Agreement") pursuant to which, among other things, Capital Partners will make a loan to the Company on the date hereof and may make additional loans hereafter from time to time in accordance with the terms thereof;

         WHEREAS, GTCR FUND VII, L.P., a Delaware limited partnership ("Fund VII" and together with Capital Partners, "GTCR") and the Company are entering into a Purchase Agreement on the date hereof (the "Purchase Agreement") pursuant to which, among other things, Fund VII will purchase the Company's convertible preferred stock on the date hereof and may make additional purchases of convertible preferred stock from time to time hereafter in accordance with the terms thereof;

         WHEREAS, the execution of this Agreement by the Company and the Executive is a condition to the initial closings under the Loan Agreement and the Purchase Agreement;

         WHEREAS, Executive is employed by Synagro under an employment contract dated May 10, 1999 (as amended by this Agreement, the "Employment Contract");

         WHEREAS, the Company values Executive's contribution to Synagro's business plan and whereas the Company and Executive desire that the transactions contemplated by the Loan Agreement and the Purchase Agreement be consummated;

         WHEREAS, GTCR, the Company and the Executive desire that any change of control resulting from the consummation of the Loan Agreement and the Purchase Agreement and the carrying out of their terms and the ownership and control granted to GTCR and its affiliates thereunder shall not constitute a "change of control" for purposes of (1) any and all stock options for the purchase of the Company's stock held by Executive and (2) for purposes of Executive's Employment Contract and any other agreement to which the Executive is party which makes reference to a change of control


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of the Company or its subsidiaries (including for purposes of the definition of
"Good Reason" in the Employment Contract); and

         WHEREAS, the Company desires to make Executive whole with respect to the waiver of his rights with respect to a change of control of his options as though the Executive currently holds in the aggregate options to purchase 450,000 shares of the Company's Common Stock at an exercise price of $2.50 on the date hereof (except that the number of options not actually held by Executive on the date hereof would be subject to, among other provisions, five year time based vesting); and

         WHEREAS, Synagro desires to amend the Employment Contract to entice Executive to commit to a longer term of employment and to compensate him for waiving certain rights under the Employment Contract.

         NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants set forth herein, agree as follows:


         Executive, being an employee of Synagro, hereby agrees:

         1. Executive hereby irrevocably waives any and all rights (whether granted in the Employment Contract, by action of the Board of Directors of Synagro or otherwise) to the acceleration of vesting of Synagro stock options held by Executive as a result of the investment in and loans to the Company (including, without limitation, the ownership of the Company's capital stock resulting thereby, changes to the composition of the Company's Board of Directors resulting thereby, and the enforcement of the terms of the Purchase Agreement, the Loan Agreement and the Warrant Agreement), whether on the date hereof or in the future, by GTCR and/or their affiliates pursuant to the terms of the Purchase Agreement, the Loan Agreement, and the Warrant Agreement between Synagro and Capital Partners ("Warrant Agreement"), and hereby agrees that any such investments and loans (including, without limitation, the ownership of the Company's capital stock resulting therefrom, changes to the composition of the Company's Board of Directors resulting therefrom or pursuant to the terms thereof, and the enforcement of the terms of the Purchase Agreement, the Loan Agreement and the Warrant Agreement) by GTCR and/or their affiliates will not constitute a "Change in Control" for purposes of any such stock option agreement; and

         2. Executive hereby irrevocably waives any and all rights resulting from a change of control, including for the purposes of the definition of "good reason" in Section 6 of the Employment Contract, (whether granted in the Employment Contract or a separate severance agreement or otherwise) as a result of the investment in and loans to the Company (including, without limitation, the ownership of the Company's capital stock resulting thereby,


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              changes to the composition of the Company's Board of
              Directors resulting thereby or pursuant to the terms thereof, and the enforcement of the terms of the Purchase Agreement, the Loan Agreement and the Warrant Agreement), whether on the date hereof or in the future, by Fund VII, Capital Partners and/or their affiliates pursuant to the terms of the Purchase Agreement, the Loan Agreement, and the Warrant Agreement, and hereby agrees that any such investments and loans (including, without limitation, the ownership of the Company's capital stock resulting therefrom, changes to the composition of the Company's Board of Directors resulting therefrom, and the enforcement of the terms of the Purchase Agreement, the Loan Agreement and the Warrant Agreement) by GTCR and/or their affiliates will not constitute a "Change in Control" for purposes of any such agreement.

         This Waiver is limited to the matters expressly set forth above, and Executive does not waive any other rights that he may have under the Employment Contract, any stock option agreement or otherwise.

                 ARTICLE 2.0 - AMENDMENTS TO EMPLOYMENT CONTRACT

         To achieve the goals and objectives set out in the Recitals, which are incorporated into this Agreement as though more fully set forth in this Article, Synagro and Executive desire to amend the Employment Contract as follows:

         The first sentence of Paragraph "2. COMPENSATION" in the Employment Contract, shall be deleted and replaced with the following language:

         "2. COMPENSATION. The Company shall pay or cause to be paid to Executive during the Employment Period an annual base salary for his services under this Agreement of not less than $175,000, payable in equal monthly or semi-monthly installments in accordance with the Company's normal payroll procedures."

         The third sentence of Paragraph "2. COMPENSATION" in the Employment Contract, shall be deleted and replaced with the following language:

         "Executive shall be entitled to participate in an annual bonus "pool" or other structure established for the Company's top level of management which shall provide for a bonus up to fifty-percent of base salary if the goals set by the Board of Directors are satisfied."

         Paragraph "4. TERM OF EMPLOYMENT" in the Employment Contract, shall be deleted and replaced with the following language:

         "4. TERM OF EMPLOYMENT. Executive's term of employment with the Company under this Agreement shall be for 24 consecutive months beginning on the Effective Date and continuing thereafter so that the remaining term of employment hereunder is always 24 months, unless Notice of Termination pursuant to Section 7 is given by either the Company or Executive to the other party. The Company


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              and Executive shall each have the right to give a Notice of
              Termination at will, with or without cause, at any time, subject to the terms of this Agreement regarding rights and duties of the parties upon termination of employment. This "evergreen" 24-month employment period hereunder shall be referred to herein as the "TERM OF Employment." The period from the Effective Date through the date of Executive's termination of employment for whatever reason shall be referred to herein as the "EMPLOYMENT PERIOD."

         The definition of "CHANGE IN CONTROL" in paragraph 6 of the Employment Contract, shall be deleted and replaced with the following language:

              "A `Change of Control' of the Company shall be deemed to have occurred if any of the following shall have taken place: (a) Any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities and Exchange Act of 1934 (the "Exchange Act"), but excluding (i) the executive managers of the Company as of January 27, 2000, and (ii) GTCR Capital Partners, L.P., GTCR Fund VII, L.P. and their respective Affiliates) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the outstanding voting stock of the Company equal to the greater of (x) 25% of the then outstanding shares of voting stock of the Company and (y) the proportion of the then outstanding shares of voting stock of the Company held by GTCR Fund VII, L.P. and its Affiliates; or (b) during any 12-month period, individuals who at the beginning of such period constituted the Board (together with any directors designated by the holders of the Convertible Preferred Stock or the Lender and new directors whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least majority of the directors who either were directors at beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board. For purposes of this provision, "Person", "Affiliates", "Board", "Convertible Preferred Stock" and "Lender" shall have the meanings ascribed to such terms in the Loan Agreement."

         The above amendments to the Employment Contract are limited to the matters expressly set forth above, and Executive and Synagro do not waive, amend or modify any other rights or duties that he or it may have under the Employment Contract.

                          ARTICLE 3.0 - OTHER AGREEMENT

To achieve the goals and objectives set out in the Recitals, which are incorporated into this Agreement as though more fully set forth in this Article, Synagro and Executive agree that for so long as Executive remains employed by Synagro and for thirty-days thereafter, in the event that:

         (i) Executive's employment hereunder is terminated by the Company at any time for any reason except (A) for Cause or (B) Executive's death or Disability;


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         (ii)  Executive terminates his own employment hereunder at any time for
               Good Reason; or

         (iii) a Change of Control (not otherwise waived pursuant to this Agreement) occurs

         Executive shall be entitled to receive, and the Company shall be obligated to elect at its option to either (a) issue options to purchase 450,000 registered shares of the Company's common stock at an exercise price of $2.50 per share which shall be fully vested but non-transferable and which shall expire, notwithstanding any agreement or arrangement to the contrary, 90 days from the date of issue; (b) a number of registered shares (if the Company is publicly traded at such time) of the Company's common stock equal to the result of (A) the product of (x) 450,000 and (y) the Fair Market Value per share of the Company's common stock less $2.50 divided by (B) the Fair Market Value per share of the Company's common stock; or (c) a cash payment equal to
         (x) the Fair Market Value of the Company's common stock per share less $2.50 multiplied by (y) 450,000 (alternatives (a), (b) and (c) collectively, the "Option Payment"). As a condition to receiving the Option Payment, Executive must surrender all other options to purchase Synagro common stock that he has been granted. However, the Option Payment shall not be required to be made if Executive has, at any time, whether before or after the date of this agreement, been granted (for purposes hereof, existing options which are repriced to an exercise price of $2.50 shall be deemed to be re-granted) options to purchase an aggregate amount of 450,000 shares of common stock of Synagro with an average strike price of $2.50 or less. For purposes hereof, "Fair Market Value" shall mean, with respect to any date on which any determination of Fair Market Value is to be made, the average closing price of shares of the Company's common stock sold on the NASDAQ National Market System during the previous 21 trading days.

For purposes of this Article 3.0, "Cause", "Change in Control", "Disability", and "Good Reason" shall have the meanings ascribed to such terms in the Employment Contract.

                      ARTICLE 4.0 - SUCCESSORS AND ASSIGNS

         This Agreement shall be assignable as provided in Section 29 of the Employment Contract.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written:


         J. Paul Withrow, an Individual.

                  By: /s/ J. PAUL WITHROW
                      --------------------------------

         Synagro Technologies, Inc, a Delaware Corporation.

                  By: /s/ ROSS M. PATTEN
                      --------------------------------
                      Ross M. Patten


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